News Release	Exhibit 99.1 For immediate release

Zix Corporation Announces Sale of Message Inspector® and
Web Inspector® Products

Anti-spam and web URL filtering products sold to CyberGuard Corporation

DALLAS — March 14, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, today announced that it has sold its Message Inspector ® and Web Inspector ® products to CyberGuard Corporation (Nasdaq: CGFW) in a transaction valued at $4.0 million, comprised of $2.1 million in cash paid at closing, a promissory note of $1.5 million payable during 2005, and accounts receivable of approximately $0.4 million being retained by ZixCorp.

“As we have stated, we continue to focus on our two core businesses, secure e-messaging and e-prescribing, as well as on cost management,” said Rick Spurr, acting CEO, president and COO for ZixCorp. “This divestiture is part of our strategy to be leaders in these two markets. This was an opportune time to divest Message Inspector and Web Inspector — they are healthy products with a solid customer base, but it would have been difficult over time for us to continue to compete effectively without significant ongoing investment,” Spurr continued. “We believe this sale will have a positive impact on our short- and long-term cash position; however, as you would expect, because both Message Inspector and Web Inspector products are sold on a perpetual license basis, this transaction will impact our top line revenue in the short term. As such, we are revising our revenue guidance for Q1 2005 to be between $3.3 million and $3.5 million. Additionally, our cash position at the end of Q1 2005 will be in excess of the high end of our previously announced guidance range, which was $23.5 million,” Spurr said.

About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its eHealth services improve patient care, reduce costs, and improve efficiency through e-prescribing and e-lab solutions. For more information, visit www.zixcorp.com.

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ZixCorp Contacts:
Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com

www.zixcorp.com 2711 N. Haskell Ave. Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 2070